Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q1 2006 Tidewater Earnings Conference Call

Event Date/Time: Jul. 26. 2005 / 9:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater Inc. - President & CEO

Keith Lousteau

Tidewater Inc. - CFO

Steve Dick

Tidewater Inc. - EVP West Africa, North Sea and Far East

Jeff Platt

Tidewater Inc. - SVP The Americas, the Middle East and India

CONFERENCE CALL PARTICIPANTS

Pierre Conner

Hibernia Southcoast Capital - Analyst

Jim Crandell

Lehman Brothers - Analyst

Bill Harper

Simmons & Co. - Analyst

Ken Sills

CSFB - Analyst

Dan Barrett

Fortis Bank - Analyst

Dave Owens

UBS - Analyst

PRESENTATION

Operator

Good morning. My name is Marie and I will be your conference facilitator. At this time I would like to welcome everyone to the Tidewater first quarter fiscal year 2006 earnings conference call. (Operator instructions) Mr. Taylor, you may begin your conference.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you, Marie. Good morning, everyone, and welcome to the Tidewater first quarter fiscal 2006 earnings conference call. I am Dean Taylor, Tidewater’s President, and CEO and I’ll be hosting the call this morning. With me today are Keith Lousteau, our CFO; Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer; [Aaron Pediglay], holder of the most titles within the organization; Steve Dick, our Executive Vice President in charge of operations in West Africa, the North Sea and the Far East; and Jeff Platt, Senior Vice President in charge of operations in the Americas, the Middle East and India.

We’ll follow our usual format this morning. I’ll start with some comments on our quarterly earnings and a couple of other events that have recently occurred. Following my remarks, I’ll turn the call over to Keith for a detailed review of the numbers as well as a status report on our new build and vessel replacement program. I’ll then return with some comments relating to our markets and strategy. We’ll then open the call for questions. At this point, I’ll ask Keith to read our Safe Harbor statement and then we can get started.

Keith Lousteau - Tidewater Inc. - CFO

During today’s conference, Dean, I, and other Tidewater management may make certain comments which are not statements of historical fact and thus they constitute forward-looking statements. We know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during the call today. Okay, Dean.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you, Keith. As many of you are aware, we have done things a little differently this quarter in terms of our earnings release. Last Thursday morning, just prior to our annual meeting, we announced our revenue, net income and earnings per share numbers for the June quarter, which allowed us to include those results in our webcast presentation of our annual meeting.

Also, yesterday, we issued another release announcing the pending sale of our six KMAR anchor handling towing supply vessels, and a repurchase program of up to $120 million of Tidewater stock. This morning, we released additional information on the June quarter and filed our form 10-Q concurrent with that press release.

With regard to the KMAR vessel transaction, we are finalizing the sale of six of our KMAR 404 anchor handling towing supply vessels for $188 million. We originally announced the sale of these vessels in mid-March, but the purchaser informed us in early April that it would not be able to satisfy one of the closing conditions. We continued to negotiate the transaction and the purchaser was able to complete the conditions necessary to finalize the sale yesterday. The after-tax gain on the sale is estimated to be $42.8 million or $0.74 per share and will impact the quarter ending September 2005. The agreement gives Tidewater the opportunity to continue to manage and operate these vessels under certain conditions.

All in all, in just the past few days, we have published as much news as we usually generate during the course of the fourth quarter, and some news is positive. It is a pretty nice platform on which to begin this call.

Now I will get down to the business of the call, and spend a couple of minutes talking about our earnings, as well as the other announcements just mentioned. We reported earnings per share of $0.50, up from the $0.36 per share net of a $0.55 per share tax impact in the March quarter. I am pleased to tell you that these earnings were entirely the result of revenue and operating profit increases in both our domestic and international vessel operating divisions. Day rates and utilizations were up nicely in our deepwater and supply and towing supply vessel classes domestically; and, up in most vessel classes internationally as well.

Revenue from our U.S.-based vessel fleet was up 14% over last quarter, and domestic operating profit was up to $6.9 million for the quarter, a 125% increase from last quarter.

Our international fleet also posted solid sequential gains. Revenue was up 5% compared to last quarter while operating profit grew by $4.5 million, a 16% increase from last quarter. Overall, worldwide operating profit was up 30% quarter on quarter. It is gratifying to be able to attribute our quarterly earnings growth to both our domestic and international businesses, and in virtually all vessel classes of our worldwide fleet.

We were able to produce a nice increase in the day rates and to continue to strengthen utilization on the supply vessels we have working in the domestic Gulf of Mexico. The importance of these numbers, I think, are twofold. Not only do they illustrate Tidewater’s ability to participate profitably in the current levels of drilling activity in the Gulf, but also underscore our commitment to maintaining our significant presence in this area.

It was not so many quarters ago that we were asked, and in fact, asked ourselves, whether the Gulf of Mexico would continue to be a viable operating area for us, and I believe that the numbers that we have posted in this quarter speak clearly to the ability of our personnel in this area to make good use of our domestic fleet and leverage those vessels to the activity that we have seen.

We remain one of the largest vessel suppliers in the domestic market. We have right-sized our business to profitably employ our vessels. The management team will continue to closely monitor this market with an eye towards bringing, as necessary, additional vessels into the active fleet, either from our stacked our overseas fleet.

While acknowledging the large strides we have made in domestic profitability, I need to point out that these steps also serve to enhance the solid earnings performance we saw once again on the international side of our business. While changes in domestic day rates, both up and down, tend to be more dramatic due to the more volatile nature of the domestic market, the bulk of our earnings and a good portion of the sequential earnings increase came from profits achieved in our overseas operating areas.

We once again saw increases in both utilization and day rates on our international vessels in virtually every region in which we operate. While on average these increases were smaller quarter on quarter than was the case domestically, they added nicely to the slow but very steady uptrend we have seen during the last several quarters.

It is easy to see how important these seemingly smaller (in absolute terms) increases are for our bottom line when they are spread over the approximately 350 vessels that comprise our international fleet. Our international business is clearly the bedrock of our company, so I am particularly pleased to be able to report that we saw a solid increase in profitability in all of our international markets.

The last piece of business that I will discuss before turning the call over to Keith is our decision to institute the share repurchase program we announced yesterday. As Keith will detail for you, our cash position grew somewhat with the recent pending KMAR vessel sale. After considering our projected capital expenditures and other uses of cash, our projected cash position is such that management and our board felt that a program in place to be able, when opportune and under the right conditions, to invest in our own shares would be of benefit and value to our shareholders.

Our board and management believe that this stock repurchase program can be pursued confidently, as our strong balance sheet and large borrowing capacity give us the necessary financial flexibility to pursue acquisitions or other investment opportunities if they become available to us, which is a good position to be in. On that note, I will turn the call over to Keith.

Keith Lousteau - Tidewater Inc. - CFO

Good morning, everyone. I think the phrase “doing things a little bit differently” is being commonly used at Tidewater today, and I likewise will spend perhaps a little less time today running through the routine numbers for the quarter just ended and spend a little bit more time trying to set the picture of what our fleet looks like on a go-forward basis. The elimination of six KMARs is certainly an event that needs to be accounted for in talking about our future, but at the same time it is a quarter we are looking at where substantial new equipment is being delivered back into the fleet. I will take perhaps an extended period of time doing the best I can to explain that to the public on the phone call here today.

As Dean said, we reported earnings this morning of $0.50 per share. Nothing unusual of note in that other than a nice, substantial revenue growth. Obviously the year-on-year results, a year ago we reported $0.23 per share, or a nice 117% growth from quarter to quarter. From year to year, quarter on quarter. And as Dean said, the March quarter, the last quarter, once the tax gain was backed out of that, that was a $0.36 quarter so a 40% gain on earnings bottom line from the March quarter to the June quarter.

The tax rate stayed basically unchanged between the two quarters at 26%. I will make a comment on that a little bit later in my comments. That is the one area where I have to say I have some disappointment in the numbers, and for once disappointment is caused by good news. So it is not a bad news/good news, but a disappointing good news situation.

Revenues for the quarter came in at about $192 million versus $180 million for the last quarter. Once again a nice, almost 7% sequential growth in revenues from quarter to quarter.

We often speak of Tidewater as being a company that is highly leveraged to revenue as opposed to balance sheet, and I don’t think I have ever seen a better situation in my long term at Tidewater to explain that to you. The domestic revenues for the first quarter, the quarter of March – the first calendar quarter, were $30.9 million.

Today we are reporting a June revenue of $35.3 million. One would quickly note that to be an increase domestically of $4.3 million, or about 14%.

Operating profit, as Dean said, during the quarter was up 125%. You take the $4.3 million increase in revenue and you add it to the first quarter’s operating profit of $2.5 million, you get this quarter’s operating profit of $6.9 million. An almost perfect revenue number created at the top line going all the way straight down to the bottom line. Obviously, the domestic division did a real good job of controlling costs during the quarter.

Internationally on the revenue side we saw revenue growth, as Dean said, of 4.6%. That equated to an increase from $143.5 million to $150.1 million. When you factor the two together, the 14% domestic revenue increase, the 4.6 international revenue increase, once again you came back with a factor of an overall increase of about 7% and you get an operating income that grew at 28.4%. On an overall basis, that is 125% from the domestic segment, and a 16% from the international segment, creating an overall 28.4%.

For the first time in many, many a moon the domestic operating profit contributed almost 20% of our worldwide operating profits. It has been a while since the domestic division of Tidewater was a producer of 20% of our worldwide income.

Looking at operating costs for the quarter, operating costs for the quarter were pretty steady at $106 million. Nothing in there of any major significance to mention. That created a cash operating margin for the quarter of about $79 million or 42.7% cash operating margin. That is up from 40.8% last quarter and up from 34.2% a year ago.

So as you can see, cost control doing pretty well, increases in revenues adding to the cash operating margin. The 42.7% number is nowhere our historical high, certainly have still some room in there to grow. I think if we went back to the 2001 year we would remember that number being up in the high 40’s, approximately 46-47% perhaps for one of the quarters when we were generating real good domestic revenues.

Looking at individual classes of boats for the quarter, this is obviously the story of Tidewater today. Day rates and utilization, our domestic deepwater fleet in the March quarter we reported an average day rate of $14,000 per day for the quarter ending in June.

We are happy to report an average day rate of $15,000 per quarter for the quarter, and today we are operating at about a rate of $16,150 so some ongoing day rate increases that took place late in the quarter, or even after the end of the quarter that has today’s average up again nicely from what we were reporting historically here.

Utilization for the March quarter of that class was about 91.5%. In the June quarter we were reporting 100% utilization, that is a pretty good achievement not to have any of the vessels in that class go to dry dock or to miss days of revenue, and we continue to run at about a 99.9% utilization factor. So the domestic deepwater class is really doing quite fine for us at the moment.

The domestic supply and pulling supply division likewise showed some substantial increases. Day rates for the March quarter, historically as we reported them to you, were $6,740. Today we are reporting an average of $7,170 for the June quarter, and again, a current day rate as we sit here today of about $7,300 on the average.

Utilization was up from the March to the June quarter, it increased from a rate of 57.1% to 62.4% and today we continue to run in the 62-63% range, so nice increases there and nice increases to be expected in the next quarter.

Internationally, the deepwater fleet still consisted statistically here of 33 vessels and I am reporting numbers here that are historical numbers. When I get finished, I am going to attempt to give information to back out the KMAR fleet from this quarter so that those people putting together mathematical models will have some chance of factoring where those boats, where our numbers would have been without the KMAR fleet existing during this period.

But the international deepwater fleet, which consisted of 33 vessels during the quarter, their day rate was once again up nicely from $13,165 at March to $13,850 in the June quarter. As we sit here today, that average day rate for that class is about $14,500.

Utilization going into the quarter was about 84.8% or right at 85% in the March quarter, improved on that only slightly to about 85.5% in the June quarter. We continue to run at about 85% and the KMAR six vessels did run during the quarter right at that average utilization of about 85% on their own. International supply and towing supply vessels, as you know, the kind of boat or the backbone of the international fleet, a class that is made up of over 200 vessels, in the March quarter we reported a day rate of $6,561. For the June quarter, we are reporting an average rate of $6,728 and today an average rate that continues to inch up a little bit of today of about $6,800.

Utilization held steady during the quarter. In June, or in the March quarter we reported 70.9 but this quarter we are reporting 71.5. Since the end of June, we have seen a nice little additional pick-up on the utilization side to go with the day rate increase to where today we are averaging about 74% utilization of the international supply towing supply division.

The balance sheet obviously remained quite strong during the quarter. We did have one little blip in the balance sheet, we had one vessel that we had under [bare boat] that we actually bought during the quarter. It looks like at the end of the quarter that the revolving debt was up $15 million to where total debt was 395, but that was merely drawing down on the revolver to pay off on the purchase price of the boat that we had on [bare boat] and that $15 million had already been carried in the balance sheet anyway. So a quarter where debt stayed unchanged, a debt to total capital ratio of about 21.2%.

We made mention in the press release yesterday that as soon as practical after the sale of the KMARs we anticipate paying off that $95 million of the revolver. That would take our debt to total cap ratio down into about the 16% range. Even after that, after the KMAR sale, we should be left with an excess of $100 million in cash and so if one were to take net debt minus the cash, or net off that cash at that point in time, debt to Tidewater would really be down at about 11% debt to total cap ratio after the close of the KMAR vessels.

Now while I am on statistics, I am going to attempt to back out the KMAR vessels from the quarter and then I am going to go into a little more detail on the vessel delivery new construction program and the significance of those new vessels as they are going to affect Tidewater here shortly.

The KMARs during the quarter accounted for a depreciation expense of $1.4 million. We reported total depreciation of $26.3 million so in projecting a September number, the first thing to do is to back out $1.4 million.

I believe we can project operating costs for the September quarter after backing out the KMARs, and without telling you exactly what their number was, but I am predicting a number of between $104-105 million for the September quarter. Additionally, in the September and then the go-forward quarters, I would expect interest income to be up in the range of $700,000 or so. I would expect interest expense to be down by about $500,000 from that which we reported in June.

The KMARs themselves had an average day rate during the quarter of $16,000. We did a quick recalculation of our deepwater fleet for the June quarter and as I reported to you, the average day rate was $13,850. In order to adjust that number downward for taking out the KMARs, you should subtract $475 per day from that item. So you would take the $13,850 minus the $475 and you would have what the operating day rates on the KMARs were for the June quarter for the fleet without the KMARs.

We reported 33 deepwater vessels for the June quarter. The KMARs are being sold effective as of today so on the average, you are going to lose about four boats for the balance of this quarter. Most of the July activity will be reported in the name of Tidewater, it was for our benefit. And as Dean mentioned, the opportunity of operating the vessels will bring us a little bit of income into the future. That income will be reported under the term of other marine revenues, and for the time being until we get a better handle on it, one could probably expect that margin between other marine revenues and other marine costs that we report to go up between $250,000 and $300,000 per quarter. That is where we are going to report it.

Now to try and get into the significance of vessels that we have being delivered to us. As we sit here today, we have 14 vessels under construction and we have two of our biggest anchor handlers that we are not carrying in the 10Q as being under construction because they have been delivered from the shipyard in China and are sitting in shipyards in Singapore, both being outfitted to proceed to long-term jobs already booked up, jobs of at least one year in nature; jobs that will begin as soon as we get all of these vessels outfitted and ready to go. So technically we have 16 vessels sitting ready to go into operation. We have about $300 million of value there. We have only $98 million of costs yet to be expended. That $98 million we expect to spend about $78 million over the balance of fiscal ‘06 and we would expend the balance then beyond that point of $20 million into fiscal ‘07.

We expect in this September quarter to deliver into the active fleet the two biggest anchor handlers that are currently in Singapore. We have three mid-sized anchor handlers scheduled to be delivered from shipyards during the quarter, two of which as I sit here I am aware of that have long-term contracts fixed and those vessels will proceed to those. The fifth vessel I am not sure at the moment of its contract status, although I know it is a tight class that is under good demand at the moment.

The only item of caution is that these five vessels, which are significant in size and have contracts basically, almost all of them, for good day rates, will be delivered later in the quarter. Their significance on revenue during this quarter will probably be to the tune of about one-third of what it would normally be, but by the time the December quarter comes along they should kick in with substantial increases in revenue far overshadowing the revenue lost by the KMARs by the time we get to that quarter. So we expect five anchor handlers to be delivered in September, two of the largest, three mid-sized and the final crew boat that is under construction should also be delivered late in the quarter.

As I mentioned, I only had one disappointing fact to talk about and that was the tax rate at 26% for the quarter. I had high hopes of being able to show the money, to show people the significance of last year’s tax act on Tidewater. Unfortunately, Jeff Platt in the domestic division blew away my estimates on what domestic operating profits for the quarter were going to be, so the good news side of the disappointing side was that the domestic profitability, which continues to be taxed at 35%, came in and is now estimated for the year to be substantially better than we originally estimated. And, the sale of the KMAR was delayed for pretty much the whole quarter.

The KMARs, although foreign flagged and foreign built, were always owned by a U.S. company, so their sale was subject and will be subject to a full 35% rate. Their income during the quarter was subject to a 35% rate so a solid tax rate of 26%, a little disappointing. I think we had told everybody we hoped to have it in the 22-24% range in the not-to-distant future, even though I would expect the rate not to fall substantially below 26% too quickly, we certainly still are targeting something in the 22-24% range to be a more normalized range once we get some of these items behind us.

Lots of comments, perhaps I may have missed something in here, but I will be available for questions. I am going to turn it back to Dean now.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you, Keith. As some of you are aware, I try to keep my reactions to business trends under rather than over-stated. I hesitate to say it, but I am relatively optimistic about Tidewater’s prospects going forward. A large number of our vessels are contractually engaged at very profitable rates and we also have the ability to leverage a portion of our fleet to rising rates over the short and intermediate terms.

Our international operating areas – West Africa, the Middle East, the Far East, Southeast Asia and Central and South America are continuing to see activity levels rise and our customers tell us that we can expect activity to flourish for the foreseeable future.

Our domestic business is moving along very nicely, and we believe we can continue to show increasingly positive financial results there. Our new build vessels are working steadily at good rates, and continue to be in heavy demand. The vessels we have under constructing, excepting the remaining two in China, appear to be generally on time and on budget and will enter markets that we believe will be anxious to take them.

Although we are seeing some new building by our competitors in various markets, we have also seen concurrent announcements of new rig constructions. If the global demand remains at current levels, I believe the supply of new vessels will be absorbed by a combination of new and ongoing projects as well as older vessel replacement.

The overriding question that remains is whether the macro picture for fossil fuel commodities will sustain itself at current robust levels. I have no better answer to that question than anyone else, but I will say that I believe that Tidewater is prepared to quickly respond to those market conditions that will arise in the future. Our whole team here at the Company focuses day in and day out on our markets, our vessels and our business. We remain operationally and financially ready to respond to changing conditions quickly and profitably. I will now open the line for questions. Marie.

QUESTION AND ANSWER

Operator

(Operator instructions) Your first question comes from Pierre Conner with Hibernia Southcoast Capital.

Dean Taylor - Tidewater Inc. - President & CEO

One question, Pierre.

Pierre Conner - Hibernia Southcoast Capital - Analyst

I am going to limit, I must be — the proximity of the signal is why I get first. One question. Dean, can you expand upon the other boats in China? You mentioned about the timing – when can we expect them?

Dean Taylor - Tidewater Inc. - President & CEO

Well, this has been an albatross that has been hung around my neck for a while, but I think one vessel will be delivered in September and then it will take probably a month to outfit. So probably October, and then it is going to take some time to mobilize, so it looks like sort of towards the tail end of the third quarter.

Then the other vessel will probably deliver December or January but there is some question as to whether the Chinese New Year is going to get in the way or not. For your purposes, let us just say the second month of the last quarter it should be in the income stream.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Okay, great. And I won’t ask Keith about what disappointing good news is then. Only the tax man would know what that means.

Keith Lousteau - Tidewater Inc. - CFO

Just come back.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Go ahead, move on. Thank you.

Dean Taylor - Tidewater Inc. - President & CEO

Thanks, Pierre.

Operator

Your next question comes from Jim Crandell with Lehman Brothers.

Dean Taylor - Tidewater Inc. - President & CEO

Hi, Jim.

Jim Crandell - Lehman Brothers - Analyst

Hey, Dean, good morning. Nice quarter.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you very much.

Jim Crandell - Lehman Brothers - Analyst

Dean, what is stopping you from being more aggressive in building vessels today?

Dean Taylor - Tidewater Inc. - President & CEO

I think the number of vessels that are presently under construction, a number by speculators and to the extent that maybe we can take advantage of some of that construction without adding to the order book ourselves, then we will try to do that.

Jim Crandell - Lehman Brothers - Analyst

Are you more or less optimistic in your ability to do that than let’s say one or two quarters ago?

Dean Taylor - Tidewater Inc. - President & CEO

No, I have always been pretty optimistic in our ability to do that. The ability to do it at pricing that we think is proper, probably a little bit less optimistic mainly because of the sale of the KMAR vessels. The tendency will be for people to try to revalue their assets off of this sale. We will just have to take a look at that and see how it plays out in terms of our ability to buy at attractive pricing some of the stuff that has been built on speculation. But on the whole, I think we should be okay.

Jim Crandell - Lehman Brothers - Analyst

Okay. Dean, that is 200 vessels under construction? Is that more or less accurate?

Dean Taylor - Tidewater Inc. - President & CEO

It is accurate, but it does include a number of specialty vessels, so you have to factor in – you have to take out 30-40 to get to platform supply vessels and anchor handling towing supply vessels.

Jim Crandell - Lehman Brothers - Analyst

Okay, and Dean or one of the operating gentlemen, how many stack ready vessels do you have now internationally, approximately?

Steve Dick - Tidewater Inc. - EVP West Africa, North Sea and Far East

Not very many, but – no, we don’t have very many. There are probably a handful, maybe three or four that we could put back into service if the demand was there. Here in the Gulf of Mexico, Jeff can speak to that, but I don’t think – I think we’ve got pretty much everything out of the inventory now.

Dean Taylor - Tidewater Inc. - President & CEO

Jim, your definition of stack ready would be that it does not require a dry dock to go back to work?

Jim Crandell - Lehman Brothers - Analyst

That is right.

Steve Dick - Tidewater Inc. - EVP West Africa, North Sea and Far East

Well then there would be zero. Anything that would need to come out would have to have some extensive work done on it, some renovation before we send it back out.

Jim Crandell - Lehman Brothers - Analyst

Okay, and then last question, Dean. Can you comment on the shipyard capacity currently available to build vessels, and if not available currently, what would be the timetable for delivery if you ordered new deepwater vessels today?

Dean Taylor - Tidewater Inc. - President & CEO

Probably about 20 months would be the time period, if you put an order in today you would get your first one in 20 months and then one two months after that and another one two months after that. Now if you went to multiple yards, and depending upon the number of yards to which you went, you could get two and then another two or three, and then another three. But there is capacity there. Some capacity is better than others.

There has been, I would say a flurry of orders in the last six months or so, but that is slowing down a little bit. Some by speculators, and you know, the thing you have to watch is that you don’t want to create or add to a feeding frenzy. That is the thing we are paying a lot of attention to.

Jim Crandell - Lehman Brothers - Analyst

But if you or someone else decided they wanted to order vessels today, a quality – not quality shipyard – but a high-quality shipyard could start on construction fairly immediately?

Dean Taylor - Tidewater Inc. - President & CEO

That is correct.

Jim Crandell - Lehman Brothers - Analyst

Okay, good. Nice quarter, thank you very much.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you.

Operator

Your next question comes from Bill Harper with Simmons & Co.

Dean Taylor - Tidewater Inc. - President & CEO

Hi, Bill.

Bill Harper - Simmons & Co. - Analyst

Good morning, guys, how are you?

Dean Taylor - Tidewater Inc. - President & CEO

We are doing well expect for Keith, who is only… I forget the term he used. Disappointingly good.

Bill Harper - Simmons & Co. - Analyst

I get it. Well that is my kind of disappointment. Taking another crack at capacity, with respect to your domestic fleet, it looks like you have got – at least listed – 20 idle vessels in the U.S. with respect to standard OSVs and what I was wondering is, what would be – first of all, if all 20 can be reactivated? Question one. Question two is, what would be the standard or the average reactivation costs associated with those vessels and how long it would take to reactivate them?

Dean Taylor - Tidewater Inc. - President & CEO

Pretty complicated question, I am going to have to give that to Jeff.

Bill Harper - Simmons & Co. - Analyst

Okay.

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

As to the number of stacked OSVs, it is more like 15.

Bill Harper - Simmons & Co. - Analyst

Okay.

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

The number that you had quoted, I think, includes some tugs and some other things, so we are about 15.

Bill Harper - Simmons & Co. - Analyst

Got it.

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

Those all would require dry docking and the cost on those probably in the range of $800,000 to $1 million.

Bill Harper - Simmons & Co. - Analyst

All right.

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

And the time involved, probably six weeks per vessel once we had all of the approvals and did all of the preliminary work and started on it.

Bill Harper - Simmons & Co. - Analyst

And I assume that with respect to the competition, there is even less available capacity than what you guys have with respect to reactivation opportunities, right?

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

Oh, I think there are some operators out there that have some older equipment that also requires dry docking. In sheer numbers, we probably have the biggest capacity that could come back, yes.

Bill Harper - Simmons & Co. - Analyst

Okay. Then Dean and Keith and team, what – given the average reactivation costs of, call it $800,000 to $1 million per vessel – what kind of day rate improvement would you need to see in order to reactivate an idle vessel today in the Gulf of Mexico?

Dean Taylor - Tidewater Inc. - President & CEO

Bill, it wasn’t long ago that we were saying that reactivation costs were $400,000 to $500,000 and as these things lay in the weeds, the cost, the steel deterioration increases and the costs go up. $800,000 to $1 million, every time we pull one out and look at it, it just depends on the vessel, but to get back to your question of how much the day rates have to go up, we are going to look for not so much the day rate increase as the term opportunities. If we see a term opportunity that justifies the amortization of the expense over the life of the term and gives us a decent profit, then we will do it.

Day rate increases, I think, drive you more toward new construction rather than pulling stuff from the stack fleet. It is a balancing act. I don’t know that we have any perfect paradigm for coming to a good conclusion, but generally speaking, the older vessels, we are going to look for term rather than day rate increases to justify their re-employment.

Keith Lousteau - Tidewater Inc. - CFO

Bill, it is also – this is Keith, right quick – I think it is more a factor of the market. The 15 vessels that we have stacked are not the lower specked 180s. The lower specked 180s which were 2,000 horsepower, small liquid [muds], small bulk, we impaired that vessel fleet now a year-and-a-half ago. The 15 that we are talking about are 3,900s. We are talking about the boats with the bigger bulk, so last quarter we actually took three vessels out of stacked and we went to the lower specked 180s because the market increase was available at that level. So what we really need is we need more of a pick up in rig activity or additional rigs for the 15 that we are talking about versus construction or so. So it is not so much the day rate side, but it is the market within the market that needs to pick up a little further before Jeff gets to those 15 particular vessels.

Bill Harper - Simmons & Co. - Analyst

Okay.

Dean Taylor - Tidewater Inc. - President & CEO

And Keith made a good point. I mean, with the rig count flat and it has been relatively flat – it jumped up a little bit this past week to 100 on the Baker Hughes count, but you really do not see a whole lot of drivers unless you are taking somebody else’s job to pull something out of stack.

Bill Harper - Simmons & Co. - Analyst

No, right, and that was actually going to be my final query. I am wondering as to the visibility you see with respect to improvements for your standard fleet in the Gulf of Mexico. From our end, as you said it well, modest improvements with respect of rig count, however over the next six to 18 months you can also bake in a scenario where rigs are going to be leaving the Gulf of Mexico. So I was just wondering what you were seeing with respect to opportunities for your standard fleet going forward.

Dean Taylor - Tidewater Inc. - President & CEO

We have some healthy debate around here. Jeff keeps trying to get me to pull some out of stack and I am dragging my heels because I am hearing the same thing you are hearing about rigs leaving the Gulf. Jeff and his team are doing such a great job with the units that they have, every once in a while I will open my hand and let him pull one out. It is – I would say that construction activity though is sometimes ignored. I do think that there will be some construction activity that could provide employment for these vessels, even though the rig count remains relatively flat.

Bill Harper - Simmons & Co. - Analyst

Okay, thanks guys.

Dean Taylor - Tidewater Inc. - President & CEO

Thanks, Bill.

Operator

Your next question comes from Ken Sills with CSFB.

Dean Taylor - Tidewater Inc. - President & CEO

Hi, Ken.

Ken Sills - CSFB - Analyst

Yes, good morning gentlemen. I have another phrase that maybe you guys will use sometimes, it is called risk to the upside.

Keith Lousteau - Tidewater Inc. - CFO

We will write that down.

Ken Sills - CSFB - Analyst

Things are going pretty well. My question for you Dean, long term, it is interesting that you are selling the KMAR boats, it looks like they are a pretty good price. You are building up cash over time to try to take advantage of some of these speculative new builds out there, maybe be able to pick them off. What kind of a scenario do you see unfolding where you could maybe take advantage of some of this and add it to your fleet? I mean, you are talking about we are going to need to see a downturn in activity and use the balance sheet in the downturn? Or, do you think there are going to be some opportunities to buy some of this stuff even if the markets continue to improve?

Dean Taylor - Tidewater Inc. - President & CEO

Well remember Bill O’Malley did his two best acquisitions both the OIL fleet and the old Hornbeck company in rising markets. Bill’s philosophy always was you did your best deals in good markets. Whether that is going to reoccur again or not, I don’t know. The KMAR sale, we have had some questions there. Some people have some questions about, why sell the KMARs?

Well if you look at it, we are trading roughly six nice vessels for five Chinese vessels, roughly the same price, that are much more capable and will be much better received in the marketplace. I hope the buyers of our KMAR fleet are right in their assessment of the market, because if they are right in terms of the day rates that they are going to be able to achieve with those KMARs, we are going to be able to achieve some tremendous day rates with our VS 486 class that will finally be delivered sometime this fiscal year to our fleet. Those vessels are so much more capable than the KMAR 404 vessels.

So in effect, what we have done is traded five for six and if the day rates on the KMARs are good, the day rates on our VS 486 class are going to be just wonderful. That is how we look at the transaction. We are going to do some additional fleet replacement and we are going to bring some other vessels into our fleet. We have plenty of competitors listening on the line so we are not going to telegraph all of our moves, but I think Ken you are going to see both this sale is going to be very value-added for our company and I think you are going to see some additional moves that we feel like are going to bring some real shareholder value. Now again, I can’t promise when exactly they are going to happen, but I can promise you that it is something that we are looking very, very closely and diligently at.

Ken Sills - CSFB - Analyst

Okay. That is very good. Also looking at what is going on with offshore rig day rates, clearly things are pretty tight there, utilization-wise you are seeing some pretty dramatic increases in day rates. It looks like some of that is starting to flow through into the boat business, but are you seeing any significant loosening in the purse strings at the customer base? Or are they still negotiating pretty hard on contract rollovers?

Dean Taylor - Tidewater Inc. - President & CEO

Well we are not – in percentage terms we are actually seeing some percentage increase close to what the rig guys are getting. In nominal terms, we are not because I mean, their day rates are just so much higher nominally, but in some of our bigger classes we are seeing some nice day rate moves.

Now how much more we can push, it is always a question of location, location and location and what vessel happens to be nearby and what vessels are available. I think that Keith has outlined for you some nice day rate progression and I don’t think we are finished yet.

Ken Sills - CSFB - Analyst

And then finally on the KMARs you have these operating agreements. Are the buyers operators or do you have a sale-leaseback transaction with them? Or, is this really you are going to run the boats for them and they are responsible for all of the contracting and everything?

Dean Taylor - Tidewater Inc. - President & CEO

It depends on where the vessels would operate. In certain situations they will operate the vessels 100% and we will take full charter hire. In other areas of the world – and I won’t telegraph those either – but in other areas of the world we will operate the vessels and receive an operating and management fee for so doing.

So one of the reasons – you may recall that the price of the transaction is not the same price as first advertised back in March, we have actually come off of our price $15-16 million, but I felt like the ability to continue to have these vessels at our disposal should certain situations arise and the fact that they in effect would not be competing with our existing fleet or our new Chinese vessels coming into the marketplace, I felt like that was worthwhile and that is why we were in agreement to reduce the sale price somewhat.

Still, a really nice gain for the Company, still a really nice cash infusion for the Company, but in terms of how we are going to operate and market them, in effect we will not be competing with each other.

Ken Sills - CSFB - Analyst

Thank you very much, Dean.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you.

Operator

Your next question comes from Dan Barrett with Fortis Bank.

Dan Barrett - Fortis Bank - Analyst

Good morning, guys. Good quarter.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you, Dan.

Dan Barrett - Fortis Bank - Analyst

A couple of quick questions. What are you seeing on the part of the operators as far as term charters? Are those moving up appreciably? I know that the Gulf of Mexico is typically a spot market area where a long-term charter would be considered 30 days or 60 days, but what are you seeing in general? And, if you could give us some sort of geographic breakdown, that would be great.

Dean Taylor - Tidewater Inc. - President & CEO

I will let – Steve will start, Steve runs about half of the world and Jeff runs the other half. Each can give a breakdown. I would ask them not to be too specific, because again, we have got friends on the line.

Steve Dick - Tidewater Inc. - EVP West Africa, North Sea and Far East

I think where we are seeing a little bit of a trend towards longer-term contracts from many of the drilling operations, but there are still a lot of independents that are getting their activities together. A lot of times you have to spend your time stringing a couple of programs together. At least in the areas that I supervise, you are seeing operators asking for a little more time than they have been, than they would have been doing six or eight months ago.

Jeff Platt - Tidewater Inc. - SVP The Americas, the Middle East and India

In the areas that I supervise, I have not really seen much change. The international areas that I have have always been traditionally term contracts, they are staying about the same. Domestically I would say that the word term is not quite the four-letter word that it used to be with the operators. More concerned with making sure they have the equipment. As a rig, they may drop a rig for a well. We are seeing the boats stay with the rigs, so that operator who is picking the rig back up wants to make sure he is getting the right equipment back with it.

Dan Barrett - Fortis Bank - Analyst

Okay, great.

Dean Taylor - Tidewater Inc. - President & CEO

And in general, I will add one comment. In general, we are seeing more requests for term around the world. And the terms, where they are doing it is they want a term of one to two years, in general, with options for five. With options for probably five one-year options, something like that. And of course, that is where you have to be careful because then they can lock you into rates, today’s rates, for the next seven years. But we are seeing more of that in general.

Dan Barrett - Fortis Bank - Analyst

Okay, and a quick question on new vessels. Are you more inclined to – you said there were a lot of speculators that are building boats out there. From the data I look at there are probably about 250 anchor handlers and OSVs on order. Are you inclined to go out and buy some of the new construction that is currently under construction from these guys in order not to add to that frenzy, or are you more likely to – I mean you did say that buying in an up market was better, historically, than buying in the down markets. Are you more inclined to do that or just go out and buy an entire fleet off of somebody?

Dean Taylor - Tidewater Inc. - President & CEO

Well my comment related to buying an entire fleet from someone, that is what Bill O’Malley did. But a little more inclined to try to buy where possible, under reasonable pricing, equipment that is already under construction.

Dan Barrett - Fortis Bank - Analyst

And do you think that pricing right now is reasonable?

Dean Taylor - Tidewater Inc. - President & CEO

In some cases, yes. You know, you have to pick and choose but not every case, there is some pricing that is just unreasonable. But some, there is still some reasonable opportunities there I would say.

Dan Barrett - Fortis Bank - Analyst

Okay, great. Thanks very much, guys.

Dean Taylor - Tidewater Inc. - President & CEO

Thank you.

Operator

Your next question comes from Dave Owens, UBS.

Dave Owens - UBS - Analyst

Hi, Dean. You talked about the buyback program in your preamble a little bit as something that you might think of more in terms of a tactical program or opportunistically. Can you just lay out for us a little bit clearer how you think about the buyback, when you might think of initiating it in actuality? And, how long it might take for you to complete it.

Dean Taylor - Tidewater Inc. - President & CEO

Dave, that is a really good question. Keith and I and the board talked about this a lot last week. We have some paradigms that we have put together, but in general I mean heck, just two months ago the last time our board met our stock was down at $32. I was kicking myself right in the fanny saying, it’s a damn shame we don’t have a program to do something while our stock is as undervalued as we perceive it to be.

So that is really the purpose of the program. If there are periods when we feel like there is significant undervaluation as compared to our value of what we consider to be the value of the Company, we are going to use it. That is going to be – I don’t think that is a situation that is static. I think it is a situation that is going to be fluid as time evolves.

So to sit here and tell you what is going to be the magic number, I can’t do that. But we have a pretty good feel for what we think valuation should be, and if for whatever reason the market doesn’t agree with us from a particular period of time and we strongly disagree with the market, well then we are going to have some firepower to buy some of our shares back. So that is the purpose of the program.

Dave Owens - UBS - Analyst

So it is much more of an opportunistic as opposed to a means of regularly returning cash to shareholders, from that perspective?

Dean Taylor - Tidewater Inc. - President & CEO

Generally speaking, yes. But it does not mean that we are adverse to buying shares with a program to just buy shares, but we are not there yet. We still think that there are needs to replace our fleet and they are there, they are not going to go away. So I think to just institute a share buyback program that is going to be on automatic pilot, so to speak, we are not there yet.

Dave Owens - UBS - Analyst

Okay, that is all I had. Thanks.

Dean Taylor - Tidewater Inc. - President & CEO

Thanks, Dave.

Operator

At this time there are no further questions. Mr. Taylor, are there any closing remarks?

Dean Taylor - Tidewater Inc. - President & CEO

No, I would like to thank everyone for your interest in our company and we thank you for your attention today. Thanks very much.

Operator

Thank you for participating in today’s Tidewater first quarter fiscal year 2006 earnings conference call. This call will be available for replay beginning at 11:00 a.m. EST today through 11:59 p.m. EST on July 27, 2005. The conference ID for the replay is 7628953. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. Thank you. You may now disconnect.

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